Exhibit 99.1
ATC Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CLOSES LATIN AMERICAN TRANCHE OF TELXIUS TOWERS ACQUISITION

Boston, Massachusetts – June 3, 2021 – American Tower Corporation (NYSE: AMT) today announced that it has closed the Latin American tranche of its Telxius Towers acquisition, comprised of over 7,000 communications sites in Brazil, Peru, Chile and Argentina, for total consideration of approximately €0.9 billion (approximately $1.1 billion at current foreign currency exchange rates). The closing was funded by a combination of cash on hand and borrowings under the Company’s revolving credit facilities and term loans.

Tom Bartlett, American Tower’s Chief Executive Officer stated, “We are pleased to add more than 7,000 sites to our extensive portfolio of communications infrastructure across Latin America. With Telefónica as our anchor tenant partner and attractive opportunities for colocation as 4G and 5G deployments accelerate, we expect to drive strong, sustainable long-term growth and attractive returns in the region while helping to enhance mobile broadband connectivity for hundreds of millions of people.”

American Tower expects these assets to generate approximately $70 million in property revenue and approximately $40 million in gross margin for the balance of 2021, at current foreign currency exchange rates, and to be immediately accretive to Consolidated AFFO per Share.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 214,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the expected financial projections for the portfolio and the impact on our consolidated results. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors,” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Consolidated AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended March 31, 2021 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.” Additionally, Consolidated

AFFO per Share is a non-GAAP measure, and is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.

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